Victor Industries, Ethos Environmental Complete Merger

San Diego, California, November 7, 2006 - Victor Industries Inc. (the “Company”) (OTC BB: VICI.OB) is pleased to announce that it has consummated the merger with San Diego, CA based Ethos Environmental, Inc. Per the terms of the merger agreement, the Company has redomiciled to Nevada, and the surviving corporation has changed its name to Ethos Environmental, Inc.

During the week of October 30, 2006, Ethos welcomed over a thousand visitors to the grand opening of its new, state of the art 70,000 square foot production facility. Among those in attendance were local politicians, businessmen, shareholders and distributors. Over 350 people attended the opening night dinner held on November 1, 2006, while over 220 distributors representing 11 countries were present for the distributor training seminar held on November 4, 2006.

The new facility includes a state of the art, custom made production line that is capable of filling and packaging over 2,000 drums per shift. The specially designed automated bottle filling lines are capable of filling and packaging over 100,000 bottles per shift. In addition, the storage capacity of the tanks is in excess of 200,000 gallons. While the production portion of the new facility is complete, Ethos expects that the office infrastructure will be completed in the coming weeks.

Ethos CEO & President Enrique de Vilmorin stated that “[t]his represents the culmination of a dream for Ethos, its shareholders and all of its supporters over the past six years. The opening of our new facility and the closing of the merger with Victor Industries both represent significant milestones for the Company. We will work harder than ever, both for our current shareholders and those of Victor Industries.”

For additional information regarding Ethos, please visit www.ethosfr.com. For additional information regarding the merger, please refer to the filings of Victor Industries, Inc. with the Securities & Exchange Commission.

ABOUT ETHOS ENVIRONMENTAL, INC.

Ethos Environmental is a manufacturer and distributor of a unique line of fuel reformulating products under the name Ethos Fuel Reformulators, or Ethos FR. Ethos is conceived to work with any fuel in an internal combustion engine. It adds cleaning and lubricating qualities to any type of fuel or motor oil, allowing engines to perform cooler, smoother and with more vigor. The overall benefits are increased fuel mileage, reduced emissions and maintenance costs. Over the last decade, the unmatched value of Ethos FR products has been proven through millions of miles of on-the-road testing. Ethos Environmental is also at the forefront in the development of new blending methods and is positioned to lead the industry with numerous new products currently under development to cover areas of synthetic oils, sulfur substitutes and varied formulations of the original Ethos FR and its enhancements.

Since the company was founded, it continues to experience tremendous growth in the global market place. Ethos Environmental has successfully launched products in regions such as North and South America, Western Europe and the Asian Pacific Rim through global channels of distribution and collaborations with market-specific distributors. Due to the comprehensive understanding of these distributors of local market dynamics and indigenous cultural preferences, Ethos’s management has successfully adapted to the global markets in which it operates.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended; such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in operating results due to a number of economic, competitive and other factors. These factors could cause operations to vary significantly from prior periods, and those projected in forward-looking statements. Information with respect to these factors which could materially affect the Company and its operations are included on certain forms the Company files with the Securities and Exchange Commission.